EXHIBIT 5


                       [LETTERHEAD OF MARGARET M. FORAN]

April 16, 2003


Pfizer Inc.
235 East 42nd Street
New York, New York 10017-5755

Pfizer Inc.:

      In connection with the Registration Statement on Form S-8 relating to a total of 194,964,673 shares of Common Stock of Pfizer Inc. under the Pharmacia Corporation Management Incentive Plan, the Pharmacia Corporation 1996 Long-Term Incentive Plan, the Pharmacia Corporation Equity Compensation Plan, the Pharmacia Corporation Shared Success Stock Option Plan, the Pharmacia Corporation Directors' Plan, the Pharmacia Corporation 2001 Long-Term Incentive Plan, the Searle Monsanto Stock Option Plan of 1986, the Monsanto Management Plan of 1998/1, the Monsanto Management Plan of 1988/11, the Nutra Sweet/Monsanto Stock Plan of 1991, the Searle/Monsanto Stock Plan of 1994, the Monsanto Non-Employee Director Plan of 9/01/1997, and the Upjohn Company 1992 Stock Option Plan (collectively, the "Plans") adopted and assumed by Pfizer Inc. in connection with the merger with the Pharmacia Corporation, it is my opinion that:

      All necessary corporate proceedings have been taken to authorize the issuance of the shares under the Plans, and all such shares, upon issuance in accordance with the Plans and upon full payment in cash for such shares issued, will be validly issued and outstanding and fully paid and non-assessable.

      In preparing this opinion, I have examined certificates of public officials, certificates of officers and copies certified to my satisfaction of such corporate documents and records of the Company and such other papers as I have thought relevant and necessary as a basis for my opinion. I have relied on such certificates in connection with the accuracy of actual matters contained in such documents which were not independently established.

      I consent to the use of this opinion in the Registration Statement and to the reference to my name under the heading "Legal Opinion" in the Prospectus. In giving such consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the Rules and Regulations of the Securities and Exchange Commission.


                                          Very truly yours,


                                          /s/ MARGARET M. FORAN
                                          --------------------------------------
                                              Margaret M. Foran




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